Exhibit 99.1

FINISH LINE REPORTS 1st QUARTER COMPARABLE STORE SALES

INDIANAPOLIS- June 7, 2007-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $288.3 million for the thirteen weeks ended June 2, 2007 (“1st quarter” or “Q1”), a decrease of 0.2% versus consolidated net sales of $289.0 million for the thirteen weeks ended May 27, 2006 (Q1 LY). Total Company comparable store net sales for Q1 decreased 3.9%.  By concept, Finish Line comparable store net sales decreased 4.1% and Man Alive comparable store sales increased 0.6% compared to the same thirteen-week period last year.  The Company expects to report a net loss per diluted share in the range of $(.09) to $(.11) for Q1 as compared to net income per diluted share of $.09 reported for Q1 LY.

The Company did not repurchase any shares of Class A Common Stock during Q1 under the current stock repurchase authorization, which expires December 31, 2007.  As of June 2, 2007, the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

The Company expects to report earnings for Q1 on Thursday, June 28th, after the market closes followed by a live conference call on Friday morning, June 29th at 8:30 am ET.

The Company will make available a recorded message covering first quarter net sales by dialing 1-706-645-9291 (Conference ID# = 1532409). This replay will be available for 48 hours beginning approximately 6:00 am ET Thursday, June 7th.  After the initial 48-hour period the recording will be available at www.Finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 694 Finish Line stores in 47 states and online, 93 Man Alive stores in 19 states and 15 Paiva stores in 10 states and online.  To learn more about these brands, visit www.finishline.com , www.manalive.com and  www.paiva.com .

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914 Executive Vice President – CFO THE FINISH LINE, INC., INDIANAPOLIS
Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827 Corporate Communications Manager THE FINISH LINE, INC., INDIANAPOLIS